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Exhibit 4.2

[FORM OF EXCHANGE NOTE]

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

10% SENIOR SECURED NOTES DUE 2017

CUSIP No.
No.	$

        Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company", which term includes any successors under the Indenture hereinafter referred to), for value received promises to pay to Cede & Co., or registered assigns, the principal sum of                DOLLARS ($            ) on June 1, 2017.

        Interest Rate: 10%.

        Interest Payment Dates: June 1 and December 1, commencing December 1, 2011.

        Record Dates: May 15 and November 15.

        Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
By:
Name:
Title:

Dated:

 TRUSTEE CERTIFICATE OF AUTHENTICATION

        This is one of the 10% Senior Secured Notes due 2017 referred to in the within-mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION (as successor by merger to Wilmington Trust FSB), as Trustee
Dated:	By:	Authorized Signatory

 (REVERSE OF NOTE)

10% Senior Secured Note due 2017

        1.    Interest.    Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company", which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on the Note will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from and including June 1, 2011. The Company will pay interest in cash semi-annually in arrears on each Interest Payment Date, commencing December 1, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal (including interest accruing at the then applicable rate provided in the Indenture Documents after the occurrence of any Event of Default set forth in Section 6.01(6) or (7) of the Indenture, whether or not a claim for post-filing or post-petition interest is allowed under applicable law following the institution of a proceeding under bankruptcy, insolvency or similar laws) at 1% per annum in excess of the rate per annum set forth in the Notes (the "Default Rate"), and it shall pay interest on overdue installments of interest at the same Default Rate to the extent lawful.

        2.    Method of Payment.    The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date even if the Notes are cancelled on registration of transfer or registration of exchange after such Record Date, and on or before such Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts ("U.S. Legal Tender"). However, the Company may pay principal and interest by check payable in such U.S. Legal Tender. The Company shall deliver any such interest payment to the Paying Agent for delivery to a Holder at the Holder's registered address.

        3.    Paying Agent and Registrar.    Initially, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) (the "Trustee") will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. Neither the Company nor any Affiliate of the Company may act as Paying Agent.

        4.    Indenture.    The Notes were issued under an Indenture, dated as of May 19, 2010 (the "Indenture"), by and between the Company and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) (the "TIA"), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and Holders of Notes are referred to in the Indenture and the TIA for a statement of such terms. The Notes are senior secured obligations of the Company. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein.

        5.    Redemption.

          (a)    Optional Redemption on or after June 1, 2014.    Except as described in Sections 5(b) and 5(c) below, the Notes are not redeemable before June 1, 2014. At any time on or after June 1, 2014, the Company may redeem the Notes, at its option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on June 1, of each of the years set forth below, plus, in each case, accrued and unpaid interest thereon to the Redemption Date:

Year	Percentage
2014	105.000%
2015	102.500%
2016 and each year thereafter	100.000%

          (b)    Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to June 1, 2013, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture at a redemption price of 110% of the aggregate principal amount thereof, plus accrued and unpaid interest to the Redemption Date. In order to effect the foregoing redemption with the proceeds of any Equity Offering,

            (1)   at least 65% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued under the Indenture shall remain outstanding immediately after such redemption; and

            (2)   the Redemption Date must be as of a date not more than 120 days after the consummation of any such Equity Offering.

          (c)    Optional Redemption Prior to June 1, 2014.    At any time prior to June 1, 2014, the Company may, at its option, redeem the Notes for cash, in whole or in part, at any time or from time to time, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to the Redemption Date (subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          (d)    Notice of Redemption.    Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date to the Trustee and to each Holder to be redeemed at its registered address. If fewer than all of the Notes are to be redeemed, at any time, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate, provided that no Notes of a principal amount of $2,000 or less shall be redeemed in part; and provided, further, that any such partial redemption made with the proceeds of an Equity Offering will be made only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. Notes in denominations of $2,000 or an integral multiple of $1,000 in excess thereof may be redeemed in part.

        Except as set forth in the Indenture, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date sufficient to pay such Redemption Price plus accrued and unpaid interest the Notes called for redemption will cease to bear interest from and after such Redemption Date, and the only remaining right of the Holders of such Notes will be to receive payment of the Redemption Price plus accrued and unpaid interest as of the Redemption Date upon surrender to the Paying Agent of the Notes redeemed.

        6.    Mandatory Redemption.    The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

        7.    Offers to Purchase.    Sections 4.10 and 4.11 of the Indenture provide that upon the occurrence of a Change of Control and after certain Asset Sales and subject to further limitations contained therein, the Company will make an offer to purchase certain amounts of the Notes in accordance with the procedures set forth in the Indenture.

        8.    Denominations; Transfer; Exchange.    The Notes are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange of Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes, fees or similar governmental charges payable in connection therewith as permitted by the Indenture. The Registrar shall not be required to register the transfer or exchange of any Note (i) during a period beginning at the opening of business fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article Three of the Indenture, except the unredeemed portion of any Note being redeemed in part.

        9.    Persons Deemed Owners.    The registered Holder of a Note shall be treated as the owner of it for all purposes.

        10.    Unclaimed Money.    Subject to applicable law, if money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent may pay the money without interest thereon back to the Company. After that, all liability of the Trustee and such Paying Agent with respect to such money shall cease.

        11.    Discharge Prior to Redemption or Maturity.    If the Company at any time deposits with the Trustee U.S. Legal Tender or U.S. Government Obligations sufficient to pay the principal of and interest on the Notes to redemption or stated maturity and complies with the other provisions of the Indenture relating thereto, the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for the rights of Holders to receive payments in respect of the principal of, and premium, if any, and interest on the Notes when such payments are due from the deposits referred to above.

        12.    Amendment; Supplement; Waiver.    Subject to certain exceptions, the Indenture, the Notes or the Guarantees may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or Event of Default or noncompliance with any provision of the Indenture, the Notes or the Guarantees may be waived with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without consent of any Holder, the parties thereto may amend or supplement the Indenture, the Notes or the Guarantees to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, comply with the TIA, or comply with Article Five of the Indenture or make any other change that does not adversely affect the rights of any Holder of a Note.

        13.    Restrictive Covenants.    The Indenture imposes certain limitations on the ability of the Company and the Restricted Subsidiaries to, among other things, incur additional Indebtedness or issue Preferred Stock, grant Liens, make payments in respect of their Capital Stock or certain Indebtedness, enter into transactions with Affiliates, create dividend or other payment restrictions affecting Subsidiaries, merge or consolidate with any other Person, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation. Such limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

        14.    Successors.    When a successor assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes, the Guarantees and the Indenture, the predecessor will be released from those obligations.

        15.    Defaults and Remedies.    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare all the Notes to be due and payable in the manner, at the time and with the effect provided in the Indenture. Holders of Notes may not enforce the Indenture except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of any continuing Default or Event of Default (except a Default in payment of principal or interest and except in case of a failure to comply with Article Five of the Indenture) if it determines that withholding notice is in their interest.

        16.    Trustee Dealings with Company.    Subject to the terms of the TIA and the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiaries or their respective Affiliates as if it were not the Trustee.

        17.    No Recourse Against Others.    No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Agreements or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

        18.    Guarantee.    Subject to the terms and conditions of Article Ten of the Indenture, payment of principal and interest (including interest on overdue principal and overdue interest, if lawful), is unconditionally guaranteed, jointly and severally, by each of the Guarantors.

        19.    Intercreditor Agreement.    Each Holder, by its acceptance of its Note, agrees to be bound by the terms of the Intercreditor Agreement and any replacement Intercreditor Agreement and each of the Guarantors, if any, and the Holders hereby authorize the Trustee and the Collateral Agent to bind the Holders to the extent provided in the Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to the Indenture, this Note and the Collateral Agreements and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Note with respect to lien priority or rights and remedies in connection with the Common Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

        20.    Authentication.    This Note shall not be valid until the Trustee or Authenticating Agent manually signs the certificate of authentication on this Note.

        21.    Governing Law.    THIS NOTE, THE GUARANTEES, THE INDENTURE, AND THE COLLATERAL AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

        22.    Waiver of Jury Trial.    Each of the parties hereto and the Holders (by their acceptance of the Note) hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any action or proceeding arising out of or in connection with the Indenture, this Note, the Guarantees, the Collateral Agreements or the transactions contemplated by the Indenture.

        23.    Security.    The Company' and Guarantors' obligations under the Notes are secured by Liens on the Collateral pursuant to the terms of the Collateral Agreements. The actions of the Trustee and the Holders of the Notes secured by such Liens and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Agreements.

        24.    Abbreviations and Defined Terms.    Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

        25.    CUSIP Numbers.    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon, and any such redemption shall not be affected by any defect in or omission of such numbers.

        The Company will furnish to any Holder of a Note upon written request and without charge a copy of the Indenture. Requests may be made to: Kratos Defense & Security Solutions, Inc., 4820 Eastgate Mall, San Diego, C.A. 92121.

 ASSIGNMENT FORM

        If you the Holder want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint
agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

 OPTION OF HOLDER TO ELECT PURCHASE

        If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.11 of the Indenture, check the appropriate box:

    Section 4.10 [            ]

    Section 4.11 [            ]

        If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.11 of the Indenture, state the amount you elect to have purchased (in denominations of $2,000 or integral multiples of $1,000 in excess thereof, except if you have elected to have all of your Notes purchased):

$

Dated:	Signature:
	NOTICE:	The signature on this assignment must correspond with the name as it appears upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever and be guaranteed by the endorser's bank or broker.

Social Security or Tax ID No :
Signature Guarantee:

QuickLinks

  Exhibit 4.2
[FORM OF EXCHANGE NOTE] KRATOS DEFENSE & SECURITY SOLUTIONS, INC. 10% SENIOR SECURED NOTES DUE 2017
TRUSTEE CERTIFICATE OF AUTHENTICATION
(REVERSE OF NOTE) 10% Senior Secured Note due 2017
ASSIGNMENT FORM
OPTION OF HOLDER TO ELECT PURCHASE